Press Release

FOR IMMEDIATE RELEASE

Contact: Richard J. Stimel, FHLBank Pittsburgh: 412-288-7351; rich.stimel@fhlb-pgh.com

FHLBank Pittsburgh Announces Results in Board Election

PITTSBURGH, November 15, 2019 – The Federal Home Loan Bank of Pittsburgh (FHLBank Pittsburgh) today announced the results of its recent election. The election included one member director position for Delaware, one member director position for Pennsylvania, and two independent director positions. Incumbent member directors were elected for Delaware and Pennsylvania, while two incumbent independent directors were also elected. All four will serve four-year terms beginning January 1, 2020.

Delaware Member Director – The incumbent director is Pamela C. Asbury, Vice President of Genworth Life Insurance Company in Wilmington, Delaware.

Pennsylvania Member Director – The incumbent director is William C. Marsh, Chairman, President and CEO of The Farmers National Bank of Emlenton in Emlenton, Pennsylvania.

Independent Directors – FHLBank Pittsburgh’s members elected two incumbent directors to nonmember independent director positions: Angel L. Helm, retired Managing Director of Wells Fargo Securities, and Louise M. Herrle, retired Managing Director of Incapital LLC.

Other Directors Serving on the FHLBank Pittsburgh Board of Directors – In addition to the directors-elect listed above, FHLBank Pittsburgh’s Board of Directors for 2020 includes the following members: James R. Biery, Patrick A. Bond, Glenn R. Brooks, Rev. Luis A. Cortes Jr., Brendan J. McGill, Lynda A. Messick, Glenn E. Moyer, Thomas H. Murphy, Charles J. Nugent, Bradford E. Ritchie and Jeane M. Vidoni.

As an intermediary between global capital markets and local lenders, FHLBank Pittsburgh provides readily available liquidity, as well as affordable housing and community development opportunities, to member financial institutions of all sizes in Delaware, Pennsylvania and West Virginia. The Bank is one of 11 banks in the Federal Home Loan Bank System, which was established by Congress in 1932 and serves as a reliable source of funds for housing, jobs and growth in all economic cycles.

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